GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2009
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We cordially invite you to attend the Annual Meeting of Shareholders of GAMCO Investors, Inc. at the Greenwich Library, 101 West Putnam Avenue, Greenwich, CT 06830, on Tuesday, May 5, 2009, at 8:30 a.m. At the meeting, we will ask shareholders to:

1.	Elect a Board of seven directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3.	Vote on any other business which properly comes before the meeting.

At the meeting, we will also review our 2008 financial results and outlook for the future. We will be available to answer your questions.

Shareholders of record at the close of business on March 31, 2009 are entitled to vote at the meeting or any adjournments or postponements thereof.  Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the meeting.

By Order of the Board of Directors

JEFFREY M. FARBER
Executive Vice President-Finance/Corporate Development
and Chief Financial Officer

April 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2009

This Proxy Statement, along with the GAMCO 2008 Annual Report on Form 10-K for the year ended December 31, 2008 are available free of charge on the following website:  http://www.gabelli.com/corporate/latest_sec.html

GAMCO INVESTORS, INC.
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PROXY STATEMENT
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ANNUAL MEETING OF SHAREHOLDERS
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May 5, 2009
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INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this report to “GAMCO Investors, Inc.,” “GAMCO,” “the Company,” “GBL,” “we,” “us” and “our” or similar terms are to GAMCO Investors, Inc., its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of GAMCO Investors, Inc. for use at our 2009 Annual Meeting of Shareholders (“the Annual Meeting”) and at any adjournments or postponements thereof. The purpose of the meeting is to elect directors, ratify the appointment of the Company’s independent registered public accounting firm and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our annual report on Form 10-K (containing our financial statements and other financial information for the year ended December 31, 2008) on or about April 13, 2009. The annual report on Form 10-K, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 31, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting. On this record date, we had outstanding 7,381,283 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 20,370,931 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 31, 2009 shall constitute a quorum for the transaction of business at the Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on March 31, 2009, voting together as a single class, are elected to serve until the 2010 Annual Meeting or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast or on any matter. Accordingly, abstentions and broker non-votes will have no effect on the proposal to ratify Deloitte & Touche LLP as GAMCO’s independent registered public accounting firm.

We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means, but will not receive additional compensation.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2008 Annual Report to multiple shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, or who wishes to receive directions to the meeting site, should submit this request by writing to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422 or by calling him at (914) 921-5000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

The Board of Directors has selected each of Mario J. Gabelli, Douglas R. Jamieson and Christopher J. Michailoff to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Mario Gabelli, Jamieson and Michailoff as your representatives at the meeting. You may revoke your proxy at any time before the meeting by delivering a letter of revocation to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422, by properly submitting another proxy bearing a later date or by voting in person at the meeting. The last proxy properly submitted by you is the one that will be counted.

Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

CORPORATE GOVERNANCE

GAMCO continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.  The Company is active in ensuring its governance practices are at the leading edge of best practices.

ELECTION OF DIRECTORS

Eight directors currently serve on our Board of Directors with the addition of Ms. Elisa M. Wilson on February 24, 2009. Our Nominating Committee recommended, and the Board approved, the nomination of each of seven of the eight directors for election to the Board to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.  Mr. John Gabelli, who has been a director since February 2004, has decided not to stand for reelection.  Directors who receive a plurality of the votes cast at the meeting shall be elected.

All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named below, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

The Nominees

The following are brief biographical sketches of the seven nominees. All of the nominees are currently directors.  Unless otherwise noted, the nominated directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.  Ages are as of March 31, 2009.

The Board of Directors recommends that you vote “FOR” all of the following nominees:

Mario J. Gabelli, age 66, has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of the Company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (“Gabelli Funds”). Mr. Gabelli serves as Chairman of LICT Corporation, a public company engaged in multimedia and other services, director of CIBL, Inc., a holding company with operations in broadcasting and wireless telecommunications, and Chairman and Chief Executive Officer of Morgan Group Holdings, Inc., a public holding company.  In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc., a private company which owns a majority of our Class B Stock, and the Chairman of MJG Associates, Inc., which acts as a investment manager of various investment funds and other accounts. Mr. Gabelli is also the Chief Executive Officer of Greenwich PMV Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses or assets for which GGCP, Inc. is the sponsor, and the Chairman of the Gabelli Entertainment & Telecommunications  Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses or assets in the media, entertainment, telecommunications or regulated utilities industries for which the Company is the sponsor. Mr. Gabelli serves as Overseer of Columbia University Graduate School of Business and Trustee of Boston College and Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The National Italian American Foundation, The American-Italian Cancer Foundation, The Foundation for Italian Art & Culture, the Mentor/National Mentoring Partnership and Patron’s Committee for the Immaculate Conception School, and the Wiegand Foundation.  He is also Chairman of the Gabelli Foundation, Inc.

Edwin L. Artzt, age 78, has been a director of the Company since May 2004. Mr. Artzt has served as a senior advisor to GGCP, Inc. since September 2003 through December 2008 and was a senior advisor to Kohlberg, Kravis, Roberts & Co., a private equity firm, from April 2001 to April 2008. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company, a global manufacturer of consumer products, from 1990 until 1995. He also served as the senior director of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt is a former director (retired) of American Express, Delta Airlines and GTE.

Raymond C. Avansino, Jr., age 65, has been a director since January 2008. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982.  He is counsel to the Nevada law firm of Avansino, Melarkey, Knobel, and Mulligan, a firm he founded in 1973.  Mr. Avansino is the President of Miami Oil Producers, Inc., a corporation with investments in oil and gas properties, real properties and securities.  He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996, and was a member of the Nevada Gaming Commission from 1981 to 1984,  Mr. Avansino serves as a Commissioner of the Nevada State Athletic Commission.  Mr. Avansino was a director of the Company from 2000 to 2006.

Richard L. Bready, age 64, has been a director of the Company since May 2006. Mr. Bready has been Chairman and Chief Executive Officer of Nortek, Inc., a manufacturer and distributor of building products for residential and commercial applications, since December 1990. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was elected Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc.; Newport International Film Festival; Providence Performing Arts Center; Rhode Island Public Expenditure Council (RIPEC); the National Conference of Christians and Jews; the YMCA of Greater Providence; Saint Anselm College; Chairman of Roger Williams University; and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready also serves as a director of the Bank RI and Bancorp Rhode Island on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is a Corporation Member of Rhode Island Hospital, Johnson & Wales University and Greenwich PMV Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses or assets.

Eugene R. McGrath, age 67, has been a director of the Company since January 2007. Mr. McGrath served as Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (“Con. Edison”), a public utility company, from October 1997 until September 2005 and Chairman until February 2006. He has served as Chairman and Chief Executive Officer of Con. Edison’s subsidiary, Consolidated Edison Company of New York, Inc., since September 1990. Mr. McGrath is on the Board of Directors of Con Edison, AEGIS Insurance Services, Schering-Plough, and the Gabelli Entertainment & Telecommunications Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses or assets in the media, entertainment, telecommunications or regulated utilities industries.

Robert S. Prather, Jr., age 64, has been a director of the Company since May 2004 and serves as the lead independent director. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chairman of the Board at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He has also served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company from 1992 until its merger into Triple Crown Media, Inc. in 2005. Mr. Prather is also on the Board of Directors of Nioxin Research Laboratories, Inc., Georgia World Congress Center, Draper Holdings Business Trust, Enterprise Bank, Swiss Army Brands, Inc. and Greenwich PMV Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses or assets.

Elisa M. Wilson, age 36, has been a director of the Company since February 2009.  Ms. Wilson is President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust. She earned a BA from Boston College and a MA/EDM from Columbia University.  Ms. Wilson has been a professional staff member of GAMCO since 1999 but has been on an unpaid leave for several years.  Elisa Wilson is the daughter of Mario Gabelli.

The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Exhibit A. These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). A copy of these guidelines may also be obtained upon request from our Secretary. In making its determination with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients as of March 31, 2009 approximately 3.65% of the Class A Common Stock and 7.49% of the Common Stock of Gray Television, Inc. and 10.75% of the Common Stock of Triple Crown Media, Inc. as of February 28, 2009. This ownership represents approximately 5.23% and 10.75% of the total voting power of Gray Television, Inc. and Triple Crown Media, Inc., respectively. Mr. Prather serves as President and Chief Operating Officer and a director of Gray Television, Inc. and Chairman of the Board of Triple Crown Media, Inc. The Board further considered the difficulty the Company would encounter in attempting to unilaterally affect the management of Gray Television, Inc. or Triple Crown Media, Inc. through the use of its voting power. In making its determination with respect to Mr. Avansino, the Board considered that he has a daughter who works for the Company in a non-executive role, as described under “Certain Relationships and Related Transactions”.  With respect to these relationships, the Board considered Messrs. Avansino’s and Prather’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director: Messrs. Avansino, Bready, McGrath and Prather.

The table below sets forth certain information regarding the nominees.

Name	Audit Committee	Governance Committee	Compensation Committee	Nominating Committee
Mario J. Gabelli				X

Edwin L. Artzt

Raymond C. Avansino, Jr.	X	X

Richard L. Bready	X	X (Chair)	X

Eugene R. McGrath	X	X

Robert S. Prather, Jr.	X (Chair)		X (Chair)

Elisa M. Wilson

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On March 27, 2009, after a competitive proposal process, the Audit Committee of the Company approved the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December, 31, 2009 and dismissed Ernst & Young, LLP (“EY”) from that role.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP.  In accordance with our governance documents, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  In the event that the shareholders do not approve the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of Deloitte & Touche LLP.

The Board recommends that shareholders vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ended December 31, 2009.

The Board of Directors and Committees

During 2008, there were six meetings of the Board of Directors one of which was a meeting of the independent directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP, Inc. holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Governance, Nominating and Compensation Committees be independent.

Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in a separate executive session. Mr. Prather serves as lead independent director and chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Avansino, Bready, McGrath and Prather,  each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange and the Company’s guidelines as set forth in Exhibit A, are members of the Audit Committee. Mr. Prather meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met six times during 2008. A copy of the Audit Committee’s charter is posted on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). A shareholder may also obtain a copy of the charter upon request from our Secretary.

As is further described in the Report of the Compensation Committee, this committee reviews the amounts paid to the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan. Messrs. Bready and Prather, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met three times during 2008. A copy of the Compensation Committee’s charter is posted on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Avansino, Bready and McGrath, each of whom is an independent director, are the members of the Governance Committee.  The Governance Committee met once in 2008.  A copy of the Governance Committee’s charter is posted on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of GAMCO. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Messrs. Mario Gabelli and John Gabelli are the members of the Nominating Committee. John Gabelli has elected not to stand for reelection.  Messrs. Mario Gabelli and John Gabelli are not independent directors as defined by the corporate governance standards of the New York Stock Exchange. The Nominating Committee met once in 2008. A copy of the Nominating Committee’s charter is posted on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). A shareholder may also obtain a copy of the charter upon request from our Secretary.  The Company anticipates that the Board will appoint Ms. Elisa Wilson to the Nominating Committee at the next regular Board meeting.

The Nominating Committee does not have a formal policy by which shareholders may recommend director candidates.  The Board of Directors believes it is appropriate not to have such a policy because GGCP, Inc. holds the majority of the voting power.  Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580 by December 31, 2009. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee.

During 2008, each director attended at least 80% of the meetings of the Board and the Board committees of which he was a member. We do not have a policy regarding directors’ attendance at our annual meetings.   A majority of our directors attended our 2008 Annual Meeting of Shareholders.

Compensation of Directors

Mr. Mario Gabelli receives no compensation for serving as a director of the Company. All non-executive directors other than Mr. Mario Gabelli receive annual cash retainers and meeting fees as follows:

Board Member..................................................................................	$50,000
Audit and Compensation Committee Chairman..........................	$10,000
Attendance in person at Board or Committee Meeting.............	$2,500
Attendance by telephone at Board or Committee Meeting......	$2,500

Our directors are also eligible to receive stock options. In May 2004, Messrs. Artzt and Prather were each granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. In November 2005, Mr. John Gabelli was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $44.90 per share. In May 2006, Mr. Bready was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.55 per share. In February 2007, Mr. McGrath was granted options to purchase 10,000 shares of Class A stock at an exercise price of $39.90 per share.  In May 2008, Mr. Avansino was granted options to purchase 6,000 shares of Class A stock at an exercise price of $51.74.  Ms. Wilson, who was elected as a director in February 2009, has not received any options for serving on the Board of Directors.  She continues to hold options to purchase 2,500 shares of Class A Stock at an exercise price of $16 per share which were granted in February 2000 and options to purchase 7,500 shares of Class A Stock at an exercise price of $31.62 per share which were granted in February 2001.  These options were granted to her in her capacity as a professional staff member.

 All of the stock options held by our directors were granted at 100% of fair market value on the date of grant and have a ten-year term. The options granted to our directors become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to the remaining 25% of the shares after four years from the date of grant.  No existing option holders were entitled to receive any adjustment to their rights under their option grants for the March 2009 distribution of Teton Advisors, Inc. shares made to the Company’s shareholders.

One of our directors, Mr. John Gabelli, was also granted restricted stock awards during 2007 in connection with his role as a professional staff member.  Subject to Mr. John Gabelli’s continued employment, these amounts become vested with respect to 30% of the shares after three years from the date of grant and with respect to the remaining 0% of the shares after five years from the date of the grant.  No RSA holders, including this director, were entitled to receive distribution of or value for the Teton Advisors, Inc. shares that the Company made to its shareholders in March 2009.

The following table sets forth fees, awards, and other compensation paid to or earned by our non-executive directors in 2008.

Director Compensation Table for 2008

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Edwin L. Artzt	60,000	-0-		-0-		-0-		60,000
Raymond C. Avansino, Jr.	80,000	-0-		16,938	(a)	-0-		96,938
Richard L. Bready	85,000	-0-		36,375	(b)	-0-		121,375
John D. Gabelli	62,500	30,480	(c)	40,591	(d)	462,037	(e)	595,608
Eugene McGrath..	77,500	-0-		34,375	(f)	-0-		111,875
Robert S. Prather, Jr.	105,000	-0-		-0-		-0-		105,000
Elisa M. Wilson (g)	-0-	-0-		-0-		-0-		-0-

(a)
Mr. Avansino was granted options to purchase 6,000 shares of Class A Stock on May 22, 2008 with a grant date fair value of $13.55 per share and an exercise price of $51.74 per share, equal to the closing price of Class A Stock on May 21, 2008. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  See Note I to our 2008 Annual Report on Form 10-K  for assumptions used in the valuation of these awards.  As of December 31, 2008, Mr. Avansino held options to purchase 6,000 shares of Class A Stock.

(b)
Mr. Bready was granted options to purchase 10,000 shares of Class A Stock on May 8, 2006 with a grant date fair value of $11.64 per share and an exercise price of  $39.55 per share, equal to the closing price of Class A Stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  See Note I to our 2008 Annual Report on Form 10-K  for assumptions used in the valuation of these awards.  As of December 31, 2008, Mr. Bready held options to purchase 10,000 shares of Class A Stock.

(c)
Mr. John Gabelli was granted 2,000 shares of restricted stock with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the closing price of Class A Stock on that day.  This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  See Note I to our 2008 Annual Report on Form 10-K for assumptions used in the valuation of these awards.  As of December 31, 2008, Mr. John Gabelli held 2,000 shares of restricted stock.

(d)
Mr. John Gabelli was granted options to purchase 10,000 shares of Class A Stock on November 15, 2005 with a grant date fair value of $11.99 per share and an exercise price of $44.90 per share, equal to the closing price of  Class A Stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  See Note I to our 2008 Annual Report on Form 10-K for assumptions used in the valuation of these awards.  As of December 31, 2008, Mr. John Gabelli held options to purchase 10,000 shares of Class A Stock.

(e)
Mr. John Gabelli, who is employed as a non-executive professional staff member by one of our subsidiaries in a sales and marketing role, received $462,037 in incentive-based variable compensation based on the revenues generated by certain investment advisory clients for which he serves as relationship manager. His total compensation may be summarized as follows:

Director Fees ($)	Director Option Award ($)	Total Director Compensation ($)	Relationship Manager Compensation ($)	Employee Restricted Stock Award ($)	Total ($)
62,500	40,591	103,091	462,037	30,480	595,608

(f)
Mr. McGrath was granted options to purchase 10,000 shares of Class A Stock on February 6, 2007 with a grant date fair value of $11.00 per share and an exercise price of $39.90 per share, equal to the closing price of Class A Stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R).  See Note I to our 2008 Annual Report on Form 10-K for assumptions used in the valuation of these awards. As of December 31, 2008, Mr. McGrath held options to purchase 10,000 shares of  Class A Stock.

(g)	Ms. Wilson, who was elected to serve as a director by the Board of Directors in February 2009, earned no compensation from the Company during 2008.

Communications with the Board of Directors

Our Board of Directors has established a process for shareholders and other interested parties to send communications to the Board of Directors.  Shareholders or other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our web site at www.gabelli.com (under Corporate Information, Corporate Governance).  Any shareholder may also obtain a copy of the Code of Conduct upon request. Our Code of Conduct was revised on November 7, 2008.  Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our web site.

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board of Directors. Under the procedures, directors may not participate in any discussion or approval of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board of Directors. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our initial public offering and financial service relationships including investments in our funds are not presented for review, approval or ratification by our Governance Committee or Board of Directors.

Furthermore, our Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and:

(i)         Mr. Mario Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more of the foregoing beneficially own a controlling interest of the outstanding voting securities or comparable interests (a “Gabelli”),

(ii)        any customer or supplier,

(iii)       any entity in which a director of GAMCO has a financial interest (a “Related Entity”), or

(iv)       one or more of the directors or officers of GAMCO or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i)         the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii)         the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)        the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)        the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Bready and Prather. Neither of these individuals has ever been an officer or employee of the Company.  During 2008, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

The Company's executive officers are as follows:

Name	Position

Mario J. Gabelli	Chairman, Chief Executive Officer, Chief Investment Officer – Value Portfolios, Director

Douglas R. Jamieson	President, Chief Operating Officer

Jeffrey M. Farber	Executive Vice President – Finance/Corporate Development, Chief Financial Officer

Bruce N. Alpert	Senior Vice President

Henry G. Van der Eb	Senior Vice President

Kieran Caterina	Vice President, Finance Director, Co-Principal Accounting Officer

Diane M. LaPointe	Vice President, Controller, Co-Principal Accounting Officer

Biographical information for Mr. Mario Gabelli appears above under “Election of Directors – The Nominees”. Brief biographical sketches of our other executive officers are set forth below.  Ages are as of March 31, 2009.

Douglas R. Jamieson, age 54, has served as President and Chief Operating Officer of the Company since August 2004. He has served as President or Chief Operating Officer of GAMCO Asset Management Inc. (a wholly-owned subsidiary of the Company) since 1986 and as a director of GAMCO Asset Management Inc. since 1991. Mr. Jamieson also serves as President and a director of Gabelli Securities, Inc. (a majority-owned subsidiary of the Company) and a director of Teton Advisors, Inc., GAMCO Asset Management (UK) Ltd. (a wholly-owned subsidiary of the Company) and GAMCO Asset Management (Singapore) Pte. Ltd. (a wholly-owned subsidiary of the Company).  Teton Advisors, Inc. is a former 42%-owned subsidiary of the Company, the shares of which were distributed to the Company’s shareholders in March 2009.  Mr. Jamieson also serves as a director of several Investment Partnerships that are managed by Gabelli Securities, Inc. Mr. Jamieson was a securities analyst with Gabelli & Company, Inc. from 1981 to 1986. He has been a director of GGCP, Inc. since December 2005.

Jeffrey M. Farber,  age 44,  has served as Executive Vice President-Finance/Corporate Development and Chief Financial Officer for the Company since he joined the Company in  July 2008.  Mr. Farber also serves as the Chief Financial Officer for GAMCO Asset Management Inc. and Gabelli Securities, Inc. and is a director of GAMCO Asset Management (Singapore) PTE LTD.  Mr. Farber also serves as Chief Financial Officer of Teton Advisors, Inc.   Mr. Farber was employed by The Bear Stearns Companies, Inc. ("Bear Stearns") continuously from May 2000 through July 2008.  From March 2007 through July 2008, he served as its Senior Vice President – Finance and Senior Managing Director, and from January 2004 until March 2007, he served as its Controller and Principal Accounting Officer.  He joined Bear Stearns as Assistant Controller. Prior to Bear Stearns, Mr. Farber was an audit partner with Deloitte & Touche LLP, where he was employed for fourteen years.   Mr. Farber is a Certified Public Accountant.

Bruce N. Alpert, age 57, has served as Senior Vice President of the Company since May 2008 and as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli/GAMCO Funds. Mr. Alpert is also Chairman of Teton Advisors, Inc. since July 2008 and President prior to that date, and is President of Gabelli Fixed Income, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group for three years at which he served from 1975 through 1983.  Mr. Alpert is a Certified Public Accountant.

Henry G. Van der Eb, age 63, has served as Senior Vice President of the Company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Asset Management Inc. since October 1999, when he joined the Company after managing his privately held investment advisory firm (Mathers and Company, Inc.), which was acquired by the Company in October 1999. Mr. Van der Eb is a portfolio manager for the Company and is a Chartered Financial Analyst.

Kieran Caterina, age 35, has served as Finance Director and Co-Principal Accounting Officer of the Company since July 2008 and as Vice President since January 2007.  He served as Acting Co-Chief Financial Officer of the Company from July 2007 to July 2008, as Chief Accounting Officer of the Company from January 2007 to July 2008, and as Controller from January 2002 to July 2008.  Mr. Caterina also served as the Chief Financial Officer of Gabelli Securities, Inc. from October 2006 to December 2008.  He joined the Company in March 1998 as a staff accountant.  Mr. Caterina also serves as Chief Financial Officer of the Gabelli Entertainment and Acquisition Corp.

Diane M. LaPointe, age 51, has served as Controller and Co-Principal Accounting Officer of the Company since July 2008 and as Vice President since July 2007.  She served as Acting Co-Chief Financial Officer of the Company from July 2007 to July 2008.  Ms. LaPointe joined the Company in 2004 and has served as Vice President and Controller of Gabelli Securities, Inc. since that time. Ms. LaPointe has also served as the Financial and Operations Principal of Gabelli & Company, Inc. since March 2008.  Prior to joining the Company, Ms. LaPointe was the Chief Financial Officer and Treasurer of Security Capital Corporation from 2003 to 2004 and its Controller and Assistant Treasurer from 2001 to 2003.  From 1992 to 2001, she was on a career sabbatical raising her children while concurrently serving on several private non-profit boards and as a financial consultant.  From 1985 to 1992, Ms. LaPointe held several senior financial positions at Ultramar PLC, including 4 years as their Director of Worldwide Financial Reporting.  From 1983 to 1985, she served as the Manager of Financial Reporting for North American Operations for Plessey PLC.  From 1979 to 1983, she was on the audit staff of Peat, Marwick, Mitchell, & Co., a predecessor firm of KPMG.  Ms. LaPointe is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The investment management and securities industries are highly competitive, and experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.

Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our assets under management. Since 1977, we have paid out up to 40% of the revenues or net operating contribution to the marketing staff and portfolio managers who introduce, service or generate our separate account and mutual fund business, with payments involving the separate accounts being typically based on revenues, and payments involving the mutual funds being typically based on net operating contribution. We believe that the variable compensation formulas in place for our marketing staff and portfolio managers provide significant incentives for the growth of our business.

Our administrative, operations, legal and finance personnel generally receive the majority of their compensation in the form of base salaries and annual bonuses. We will often defer a portion of the annual bonuses for one to two years as a retention device or for other reasons. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional personnel but that these programs must always be consistent with stockholder interests.

Compensation of Named Executives

The compensation for our named executives (other than for Mr. Gabelli, whose compensation is described separately below, and Mr. Farber, whose compensation is pursuant to his employment agreement and is described earlier under Employment Agreements) is composed of base salary, annual bonus compensation, equity compensation, incentive-based variable compensation and employee benefits.

•	Base Salary

Mr. Gabelli recommends to the Compensation Committee the amounts of the base salaries for our named executives, which amounts are subject to the Committee’s review and approval. The maximum base salary for our named executives is $300,000, as it has been since prior to our initial public offering in 1999. The base salaries for Messrs. Jamieson, Alpert and Van der Eb have been set at $300,000 for 2008, as they were in 2007. The base salaries for Mr. Caterina and Ms. LaPointe were $250,000 and $200,000, respectively, for 2008.  The amounts of base salary for our named executives are recommended by Mr. Gabelli to the Compensation Committee, which amounts are subject to the Committee’s review and approval, and are not at the discretion of the executive officers.  Messrs. Gabelli and Farber receive no base salary.

•	Annual Bonus

Mr. Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our named executives, which amounts are subject to the Committee’s review and approval. The factors considered by Mr. Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of experience, performance and responsibilities. His recommendations may be but are not specifically tied to the performance of client assets, objectives set for each executive, the firm as a whole or the market value of our stock.

A portion of the annual bonuses for our named executives is often deferred for approximately 15 to 18 months. The terms of the deferrals are recommended by Mr. Gabelli to the Compensation Committee, which terms are subject to the Committee’s review and approval, and are not at the discretion of the named executives. The deferrals typically earn a return equal to greater of the return on  our U.S. Treasury money market fund or the return of one of our investment partnerships after payment of the management fee but before payment of any incentive fee.  In order to receive the deferred bonus payment, the named executive must be employed by the Company at the time of payment.

•	Equity Compensation

Our executive compensation program may also include stock option or restricted stock awards, which may provide additional incentives to increase shareholder value and retain qualified individuals. No stock option awards have been granted to any of the named executives since 2003.  In December 2007, a restricted stock award plan was implemented, and grants were made to each of the executive officers employed by the Company at that time, except Mr. Gabelli, who did not receive any such awards.  Individual restricted stock awards granted to the these executive officers during 2007 were recommended by Mr. Gabelli to the Compensation Committee and were subject to the Committee’s review and approval. Individual stock option award levels in past years and individual restricted stock award levels in 2007 were based upon a subjective evaluation of each individual’s overall past and expected future contribution. There was no formula used to determine either option awards or restricted stock awards for any individual.  No grants were made to the named executives, other than Mr. Farber, during 2008.  Mr. Farber’s restricted stock award grant in July 2008 was pursuant to the terms of his employment agreement, which was subject to the Compensation Committee’s review and approval.

•	Variable Compensation

To the extent that they have the proper regulatory registrations, all of our staff, including the named executives, is eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2008 compensation from variable compensation payments, as described above in note (g) to the Summary Compensation Table.

In the course of fulfilling Mr. Gabelli’s duties, the Company at times brings on certain individuals to aid him. When this occurs, the Company offsets those costs by a reduction in compensation payable to Mr. Gabelli.  In 2008, this amounted to $3,572,801.  Of this amount, $410,301 was allocated to Mr. Jamieson for his service as President and Chief Operating Officer, and $1,250,000 was allocated to Mr. Farber for his service as Executive Vice President and Chief Financial Officer from July 2008 to December 2008.

Because these compensation arrangements with respect to covered employees involve variable incentive-based fees, the $1 million deductibility limit of Section 162(m) of the Internal Revenue Code is generally not expected to apply to the payments.

Chief Executive Officer Compensation

Mr. Gabelli received no base salary, no bonus, no stock options and no restricted stock awards in 2008, as has been the case for each year since our initial public offering in 1999. All of the compensation paid to Mr. Gabelli in 2008 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli’s 2008 Employment Agreement as described under the heading Employment Agreements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Robert S. Prather, Jr. (Chairman)
Richard L. Bready

Summary Compensation Table.  The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively, paid to or earned by (i) our principal executive officer (ii) each individual serving as our principal financial officer during any part of 2008, and (iii) the other three most highly compensated executive officers of the Company.  As used herein, the term “named executives” means all persons listed in the Summary Compensation Table.

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (k) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquailified Deferred Compensation Earnings (f) ($)	All Other Compensation ($)		Total ($)
Mario J. Gabelli	2008	-0-	(a)	-0-	(b)	-0-	-0-	-0-	-0-	45,927,900	(c)	45,927,900
Chairman of the Board,	2007	-0-	(a)	-0-	(b)	-0-	-0-	-0-	-0-	70,931,633	(c)	70,931,633
Chief Executive Officer	2006	-0-	(a)	-0-	(b)	-0-	-0-	-0-	-0-	57,874,776	(c)	57,874,776
and Chief Investment
Officer-Value Portfolios

Douglas R. Jamieson	2008	300,000		-0-		243,840	-0-	-0-	-0-	3,213,804	(g)	3,757,644
President and	2007	300,000		300,000	(d)	20,320	-0-	-0-	1,680	4,259,465	(g)	4,881,465
Chief Operating Officer	2006	300,000		300,000	(d)	-0-	-0-	-0-	25,447	3,726,942	(g)	4,352,389

Jeffrey M. Farber	2008	-0-		-0-		112,850	-0-	-0-	-0-	1,250,000	(e)	1,362,850
Executive Vice President and
Chief Financial Officer

Bruce N. Alpert	2008	300,000		100,000		76,200	-0-	-0-	-0-	13,253	(h)	489,453
Senior Vice President,	2007	300,000		300,000	(d)	6,350	-0-	-0-	1,680	15,778	(h)	623,808
Executive Vice President	2006	300,000		300,000	(d)	-0-	-0-	-0-	16,803	13,972	(h)	630,775
and Chief Operating
Officer of Gabelli Funds, LLC

Kieran Caterina (i)	2008	250,000		100,000	(j)	76,200	-0-	-0-	-0-	-0-		426,200
Vice President,	2007	225,000		150,000	(j)	6,350	-0-	-0-	198	-0-		381,548
Finance Director and
Co-Principal Accounting
Officer; Former Acting
Co-Chief Financial Officer

Diane M. LaPointe (i)	2008	200,000		100,000	(j)	76,200	-0-	-0-	-0-	-0-		376,200
Vice President,	2007	157,500		150,000	(j)	6,350	-0-	-0-	-0-	-0-		313,850
Controller and
Co-Principal Accounting
Officer; Former Acting
Co-Chief Financial Officer

Henry G. Van der Eb	2008	300,000		50,000		76,200	-0-	-0-	-0-	134,404	(h)	560,604
Senior Vice President	2007	300,000		100,000		6,350	-0-	-0-	-0-	158,855	(h)	565,205
	2006	300,000		100,000		-0-	-0-	-0-	-0-	136,887	(h)	536,887
____________

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)	Mr. Gabelli received no bonus. Refer to footnote (c).

(c)	Mr. Gabelli’s remuneration for the 2008, 2007 and 2006 fiscal years was comprised of the following:
	Incentive Management Fee as CEO and Other of GAMCO* ($)	Portfolio Manager and Other Variable Remuneration ($)	Perquisites ($)	Total Remuneration ($)
2008	2,425,538	43,502,362	-0-	45,927,900
2007	13,010,900	57,920,733	-0-	70,931,633
2006	13,225,390	44,622,398	26,988	57,874,776

* As described in the Compensation Discussion and Analysis herein.

The amounts set forth under the heading “Incentive Management Fee as CEO and Other of GAMCO” consists of: $2,425,538 (after the reallocations to Messrs. Farber and Jamieson of $1,250,000 and $410,301, respectively), $13,010,900 (after the $1,451,827 reallocation to Mr. Jamieson) and $13,225,390 for 2008, 2007 and 2006, respectively, representing the incentive-based management fee (10% of GAMCO’s pre-tax profits);  the amounts set forth under the heading “Portfolio Manager and Other Variable Remuneration” consist of (i) $14,413,681, $19,391,109 and $14,762,702 for 2008, 2007 and 2006, respectively, for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts, (ii) $20,522,826, $20,500,738 and $18,111,900 for 2008, 2007 and 2006, respectively, for creating and acting as portfolio manager of several open-end Gabelli Funds, (iii) $8,500,770, $16,722,983 and $9,997,477 for 2008, 2007 and 2006, respectively, for creating and acting as portfolio manager of the closed-end Gabelli Funds, and (iv) $65,085, $1,305,903 and $1,750,319 for 2008, 2007 and 2006, respectively, for providing other services, including acting as portfolio and relationship manager of investment partnerships; and the amounts set forth under the heading “Perquisites” consist of $0, $0 and $26,988 for 2008, 2007 and 2006, respectively, for perquisites or personal benefits provided by the Company to Mr. Gabelli.

(d)
For each of Messrs. Jamieson and Alpert, $150,000 of the 2007 amount vested based on the individual’s continued employment on March 31, 2009 and was paid on April 6, 2009 along with $3,242 to each of earnings based on the return of a U.S. Treasury money market fund managed by us.  Messrs. Jamieson and Alpert, $150,000 each of the 2006 amount vested on March 31, 2008 and was paid on April 4, 2008 along with $8,402 to each of earnings based on the return of a U.S. Treasury money market fund managed by us.   See the Nonqualified Deferred Compensation Table for 2008 below for more details.

(e)
Mr. Farber was named Executive Vice President and Chief Financial Officer in July 2008. Pursuant to his employment agreement, Mr. Farber does not receive a base salary or annual cash bonus, but receives 20% of the incentive-based management fee earned by Mr. Gabelli, which was subject to a minimum cash guaranteed compensation of $1,250,000 for the 2008 period.  In addition, pursuant to Mr. Farber’s employment agreement, Mr. Farber was granted an award of 25,000 shares of restricted stock under the Company’s Stock Award and Incentive Plan.

(f)
Represents the amount earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate. See the Nonqualified Deferred Compensation Table for 2008 below for more details.

(g)
Represents incentive-based variable compensation in the amount of $2,803,503, $2,807,638 and $3,726,942 for 2008, 2007 and 2006, respectively, for attracting and/or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in other products sponsored by GAMCO (“Variable Compensation”) and $410,301, $1,451,827 and $0 for 2008, 2007 and 2006, respectively, allocations of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Gabelli as described in the Compensation and Discussion Analysis section.

(h)	Represents Variable Compensation (as defined in note (g)).
(i)
Mr. Caterina and Ms. LaPointe served as Acting Co-Chief Financial Officers from July 2007 to July 2008.  They relinquished these positions in July 2008 at the time that Mr. Farber was named Chief Financial Officer. Mr. Caterina and Ms. LaPointe continue to serve as Co-Principal Accounting Officers.

(j)
For each of Mr. Caterina and Ms. LaPointe, $50,000 of the 2008 amount vests and is payable on May 31, 2010, and $75,000 of the 2007 amount vested based on the individual’s continued employment on March 31, 2009 and was paid on April 6, 2009 along with $1,621 to each of earnings based on the return of a U.S. Treasury money market fund managed by us. See the Nonqualified Deferred Compensation Table herein for 2008 below for more details.

(k)
These amounts represent restricted stock awards granted in December 2007 to Messrs. Jamieson,  Alpert, Caterina, and Van der Eb and Ms. LaPointe, who were granted 16,000, 5,000, 5,000, 5,000 and 5,000 shares of restricted stock, respectively, with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the closing price of Class A Stock on that day.  For Mr. Farber, this amount represents 25,000 shares of restricted stock granted in July 2008, with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of July 30, 2008 and with a grant date fair value of $45.14 per share, equal to the closing price of Class A Stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal years ended December 31, 2008 and December 31, 2007 in accordance with FAS 123(R), calculated using the grant date fair values indicated above and the vesting periods of three years from date of grant as to 30% of each award and five years from date of grant as to the remaining 70% of each award.

2008 Grants of Plan-Based Awards Table.  The following table sets forth information concerning cash incentive opportunities and grants of restricted stock made to the named executives during 2008.

Grants of Plan-Based Awards for 2008

		Estimated	All Other
		Future Payouts	Stock Awards:
		Under Equity	Number of Shares	Grant Date Fair
		Incentive Plan	of Stock	Value of
Name	Grant Date	Awards (Target)	Or Units	Stock Awards ($)
Mario J. Gabelli (a)	-0-	-0-	-0-	-0-
Douglas R. Jamieson	-0-	-0-	-0-	-0-
Jeffrey M. Farber (b)	7/30/08	25,000	25,000	1,128,500
Bruce N. Alpert	-0-	-0-	-0-	-0-
Kieran Caterina	-0-	-0-	-0-	-0-
Diane M. LaPointe	-0-	-0-	-0-	-0-
Henry Van der Eb	-0-	-0-	-0-	-0-

(a)
Mr. Gabelli has never received either options or restricted stock awards from the Company.  He recommends the grant of  stock awards for corporate team members to the Compensation Committee of the Board of Directors, as described in the Compensation Discussion and Analysis herein.

(b)
The actual and effective grant date, under FAS 123(R) and FSP 123(R)-2, was July 30, 2008, which is the date that the final actions were taken by the Compensation Committee to approve and grant the award of 25,000 restricted shares to Mr. Farber under the Stock Award and Incentive Plan.  The estimated future payouts related to Mr. Farber reflects the compensation expense which will be recognized over the full vesting period should he fulfill the vesting requirements and is calculated using the grant date fair value of $45.14 per share, equal to the closing price of Class A Stock on that day.  The award vests and the restrictions on Mr. Farber’s ability to sell the shares lapse on July 30, 2011 as to 30% and on July 30, 2013 as to the remaining 70% of the award.

Employment Agreements.  Messrs. Gabelli and Farber are the only named executives who have employment agreements with the Company.

Mario J. Gabelli. On February 6, 2008, Mr. Gabelli entered into an amended and restated employment agreement (the “2008 Employment Agreement”) with the Company, which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of the Company. The 2008 Employment Agreement modified Mr. Gabelli’s previous employment agreement primarily by (i) eliminating outdated provisions, clarifying certain language and reflecting our name change; (ii) revising the term of the Employment Agreement from an indefinite term to automatically renewed one-year periods in perpetuity following the initial three-year term unless either party gives 90 days written notice prior to the expiration of the annual term following the initial three-year term; (iii) allowing for services to be performed for former subsidiaries that are spun off to shareholders or otherwise cease to be subsidiaries in similar transactions; (iv) allowing new investors in the permitted outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to us; (v) allowing for the management fee to be paid directly to Mr. Gabelli or to an entity designated by him; and (vi) adding certain language to ensure that the 2008 Employment Agreement complies with Section 409A of the Internal Revenue Code.

Mr. Gabelli (or, at his option, his designee) receives an incentive-based management fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  The 2008 Employment Agreement may not be amended without the approval of the Compensation Committee.

In accordance with the 2008 Employment Agreement, Mr. Gabelli chose to allocate $1,660,301 and $1,451,827 of his management fee to certain other professional staff members of the Company in 2008 and 2007, respectively.  Mr. Gabelli received the following incentive-based management fees during the past five years:

	2004	2005	2006	2007	2008
Management Fee ($ in millions)	11.0	11.4	13.2	13.0	2.4

Consistent with the Company’s practice since its inception in 1977, Mr. Gabelli will also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts, and (iv) otherwise generating revenues for the Company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and high net worth asset management and mutual fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing staff who introduce, service or generate such business, with (i) payments involving the separate accounts being typically based on revenues and (ii) payments involving the mutual funds being typically based on net operating contribution.

Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts.

Jeffrey M. Farber.  On July 3, 2008, Mr. Farber entered into an employment agreement (the “Farber Agreement”) with the Company.  The term of the Farber Agreement expires on December 31, 2009, unless the parties agree in writing to extend the term thereafter. Under the Farber Agreement, Mr. Farber’s oversight responsibilities include finance, business development, compliance, legal, information technology, human resources and facilities.  The Farber Agreement provides that Mr. Farber receives 20% of the incentive-based management fee earned annually by Mr. Gabelli (or any entity designated by Mr. Gabelli) subject to a guaranteed minimum cash amount of $1,250,000 for 2008, payable in six equal monthly installments of $208,333 and a guaranteed minimum cash amount of $3,000,000 in 2009 payable in twelve equal monthly installments of $250,000.  The Farber Agreement also provides that Mr. Farber, under this allocation, is entitled to receive additional compensation above the $1,250,000 and $3,000,000 minimum amounts for 2008 and 2009, respectively, to the extent that the 20% of Mr. Gabelli’s incentive based management fees that were earned in 2008 and 2009 exceeds the respective minimum cash guaranteed amounts for 2008 and 2009, provided that Mr. Farber must be employed for the entire 2009 calendar year to receive the amount for 2009.  In addition, Mr. Farber is also eligible for additional compensation on new accounts or investors he brings in to the Company or on other revenue-generating activities as may apply under the Company’s policies from time to time, on a basis no less favorable than as generally applicable to other senior executives.  Furthermore, pursuant to the Farber Agreement, on July 30, 2008, Mr. Farber was granted an award of 25,000 shares of restricted stock under the Company’s Stock Award and Incentive Plan.

Pursuant to the Farber Agreement, Mr. Farber is also eligible to receive discretionary annual long-term restricted stock awards in December of each year of his employment.  Mr. Farber is also entitled to receive usual and customary benefits on terms no less favorable than as made available to other senior executives.

The Farber Agreement further provides that if his employment is terminated as a result of his death, resignation for good reason, or termination by the Company other than for cause or as a result of his disability, he or his estate shall be entitled to receive his minimum 2009 cash compensation for the balance of the period ending December 31, 2009. The Farber Agreement also contains certain change-of-control provisions which state that in the event of a sale by GGCP, Inc. of over one-half of its ownership of the Company’s Class B Common Stock to a third party, Mr. Farber will be paid an amount representing the capitalization of the incentive-based management fee, calculated based upon Mr. Farber’s applicable percentage share of the incentive based management fee at the time the proceeds are received.  Finally, the Farber Agreement further provides that if the Company were to terminate his employment for cause, he would only be entitled to receive his 2009 cash compensation through the date of such termination.

Upon a change-of-control of the Company, all restricted stock awards (the “RSAs”) held by Mr. Farber (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Additionally, upon a termination of Mr. Farber’s employment due to his death or permanent disability, all of his RSAs would automatically vest and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.

Outstanding Equity Awards at Fiscal Year-End Table.  The following table summarizes the number of securities underlying outstanding equity awards for the named executives as of December 31, 2008.

Outstanding Equity Awards At December 31, 2008

	Number of					Number of		Market
	Securities Underlying					Unvested		Value of
	Unexercised Options at			Option	Option	Restricted		Unvested
	December 31, 2008			Exercise	Expiration	Stock		Restricted
Name	Exercisable (#)		Unexercisable (#)	Price	Date	Awards		Stock Awards ($) (a)
Mario J. Gabelli	-0-		-0-	N/A	N/A	-0-		-0-
Douglas R. Jamieson	20,000	(b)	-0-	$29.00	5/13/13	16,000	(c)	437,120
Jeffrey M Farber	-0-		-0-	N/A	N/A	25,000	(d)	683,000
Bruce N. Alpert	2,000	(b)	-0-	$29.00	5/13/13	5,000	(c)	136,600
Kieran Caterina	-0-		-0-	N/A	N/A	5,000	(c)	136,600
Diane M. LaPointe	-0-		-0-	N/A	N/A	5,000	(c)	136,600
Henry Van der Eb	-0-		-0-	N/A	N/A	5,000	(c)	136,600

(a)	Determined with reference to $27.32 per share, the closing price of Class A Stock on December 31, 2008.
(b)	Messrs. Jamieson and Alpert’s options became fully vested on October 4, 2005.
(c)
Messrs. Jamieson, Alpert, Caterina, and Van der Eb’s and Ms. LaPointe’s restricted stock awards will vest on December 7, 2010 as to 30% of each award and on December 7, 2012 as to the remaining 70% of each award, provided that each individual is still employed by the Company on those dates.

(d)
Mr. Farber’s restricted stock award will vest on July 30, 2011 as to 30% of his award and on July 30, 2013 as to the remaining 70% of his award, provided that he is still employed by the Company on those dates.

2008 Options Exercises and Restricted Stock Vested Table.  In 2008, there were no stock options exercised by and no restricted stock awards which vested for the named executives.

2008 Nonqualified Deferred Compensation Table.  The following table shows nonqualified deferred compensation payable to the executive officers named in the Summary Compensation Table.

Nonqualified Deferred Compensation Table for 2008

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals /	Balances at
	In Last FY	in Last FY	in Last FY		Distributions	December 31, 2008
Name	($)	($)	($)		($)	($)
Mario J. Gabelli	-0-	-0-	-0-		-0-	-0-
Douglas R. Jamieson	-0-	-0-	3,534	(b)	(158,402)	153,120	(c)
Jeffrey M. Farber	-0-	-0-	-0-		-0-	-0-
Bruce N. Alpert	-0-	-0-	3,534	(b)	(158,402)	153,120	(c)
Kieran Caterina	-0-	50,000 (a)	2,059	(b)	(95,292)	126,560	(d)
Diane M. LaPointe	-0-	50,000 (a)	1,637	(b)	(10,610)	126,560	(d)
Henry Van der Eb	-0-	-0-	-0-		-0-	-0-
____________
(a)	This amount is included in the bonus column of the Summary Compensation Table.
(b)
Of this amount, none is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table because in no instance were such earnings above market or preferential (defined as being in excess of 120% of the applicable federal long-term rate).

(c)	Of this amount, $150,000 was included in the bonus column, 2007 amount, of the Summary Compensation Table.
(d)	Of this amount, $75,000 was included in the bonus column, 2007 amount, of the Summary Compensation Table and $50,000 was included in the bonus column, 2008 amount, of the Summary Compensation Table.

As discussed in the Compensation Discussion and Analysis herein, the Company deferred a portion of the annual bonuses paid to Messrs. Jamieson and Alpert in 2007 and to Mr. Caterina and Ms. LaPointe in both 2007 and 2008. The mandatory deferrals for 2008, shown as contributions in the table above, vest on May 31, 2010 and will be paid in June 2010, subject to the individual’s continued employment at the time of payment to receive this compensation. The mandatory deferrals for 2007, included as a portion of the aggregate balances at December 31, 2008 in the table above, vested on March 31, 2009 and were paid on April 6, 2009, based on the individual’s continued employment on the date of payment. These deferrals earn a return equal to the greater of (i) the rate of return on the Company’s U.S. Treasury money market fund or (ii) the rate of return on one of the Company’s investment partnerships after payment of the management fee but before the payment of the performance fee.   For the 2007 deferrals, this was (i).

Potential Payments upon Termination of Employment or Change-of-Control.  Among the named executives, only Mr. Farber is entitled to any severance payments upon termination of employment with the Company.  Mr. Farber’s employment agreement, described above under the heading Employment Agreements, provides that if his employment is terminated as a result of his death, resignation for good reason, or termination by the Company other than for cause or as a result of his disability, he or his estate shall be entitled to receive his minimum 2009 cash compensation for the balance of the period ending December 31, 2009.  Therefore, if Mr. Farber’s employment had terminated for one of the reasons above on December 31, 2008, he would have been entitled to receive a cash payment of $3,000,000.  Mr. Farber's employment agreement contains certain change-of-control provisions which state that in the event of a sale by GGCP, Inc. of over one-half of its ownership of the Company’s Class B Common Stock to a third party, Mr. Farber will be paid an amount representing the capitalization of the incentive-based management fee, calculated based upon Mr. Farber’s applicable percentage share of the incentive based management fee at the time the proceeds are received.  Assuming the Company had been sold on December 31, 2008 at a valuation multiple reflected in the December 31, 2008 market capitalization, the value of Mr. Farber’s contractual entitlement under this provision would have been approximately $15,000,000.  Finally, Mr. Farber’s agreement further provides that if the Company were to terminate his employment for cause, he would only be entitled to receive his 2009 cash compensation through the date of such termination.  Upon a termination of his employment for cause on December 31, 2008, the Company would have had no further obligation to him.

Upon a change-of-control of the Company, all restricted stock awards (the “RSAs”) held by the named executives (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Assuming that a change-of-control of the Company had occurred on December 31, 2008, and assuming a price per share of $27.32, which was the closing price of Class A Stock on December 31, 2008, the value of Mr. Jamieson’s RSAs on such date would have been $437,120, the value of  Mr. Farber’s RSAs held on such date would have been $683,000, and the value of the RSAs held on such date by each of Messrs. Caterina, Alpert, Van der Eb and Ms. LaPointe would have been $136,600.   In addition, the accumulated but unpaid dividends on these shares through December 31, 2008, which would be payable upon a change–of-control on that date, amounted to $32,800 for Mr. Jamieson, $49,000 for Mr. Farber, and $10,250 each for Messrs. Caterina, Alpert, and Van der Eb and Ms. LaPointe.  Additionally, upon a termination of Mr. Farber’s employment due to his death or permanent disability, all of his RSAs would automatically vest and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Upon a termination of Mr. Farber’s employment due to his death or disability on December 31, 2008, the value of the RSAs and of the accumulated but unpaid dividends on the RSAs would have been the same as in the assumed change-of-control circumstance ($683,000 and $49,000, respectively).

No RSA holders, including the named executives, were entitled  to receive the distribution of or value for Teton Advisors, Inc. shares that the Company made to its shareholders in March 2009.

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 31, 2009, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner*	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)
5% or More Shareholders
Barclays Global Investors, N.A.	Class A	382,926	(1)	5.2
Edward S. Barr	Class A	383,463	(2)	5.2
Cascade Investment, L.L.C	Class A	1,702,703	(3)	23.1
Frederick J. Mancheski	Class A	1,845,739	(4)	25.0
Royce & Associates, LLC	Class A	568,575	(5)	7.7
Directors and Executive Officers
Mario J. Gabelli	Class B	20,272,532	(6)	99.5
Bruce N. Alpert	Class A	34,390	(7)	**
	Class B	655		**
Kieran Caterina	Class A	5,000	(8)	**
Jeffrey M. Farber	Class A	25,000	(9)	**
Douglas R. Jamieson	Class A	42,147	(10)	**
	Class B	20,000		**
Diane M. LaPointe	Class A	5,000	(8)	**
Henry Van der Eb	Class A	5,000	(8)	**
Edwin L. Artzt	Class A	10,000	(11)	**
Raymond C. Avansino, Jr.	Class A	84,000	(12)	1.1
Richard L. Bready	Class A	1,000		**
John D. Gabelli	Class A	17,434	(13)	**
	Class B	1,065		**
Eugene R. McGrath	Class A	1,000	(14)	**
Robert S. Prather, Jr.	Class A	10,010	(11)	**
Elisa M. Wilson	Class A	10,000	(11)	**
	Class B	4,357		**
All Directors and Executive Officers as a Group (14 persons)	Class A	249,981		3.4
	Class B	20,298,609		99.6
____________

(*)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Barclays Global Investors, N.A., 45 Freemont Street, San Francisco, CA 94195; Edward S. Barr, 1999 Richmond Road Ste 1B, Lexington, KY 40502; Cascade Investment, L.L.C. (“Cascade”), 2365 Carillon Point, Kirkland, WA 98033; Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, Nevada 89109; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; and Mario J. Gabelli, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

(**)	Represents beneficial ownership of less than 1%.

Pursuant to a resolution approved by the Board of Directors, as of March 31, 2009, there are 44,287 shares of the Class B Stock that may be converted into Class A Stock.

(1)
As reported in a Schedule 13G that was filed with the Commission on February 5, 2009.  According to this filing, Barclays Global Investors, N.A. beneficially owns 202,178 shares and Barclay’s Global Fund Advisors beneficially owns 180,748 shares.

(2)	As reported in a Schedule 13G that was filed with the Commission on February 17, 2009.

(3)
As reported in an Amendment No. 7 to Schedule 13D that was filed with the Commission by Cascade on October 6, 2008, Cascade beneficially owns 1,702,703 shares of Class A Stock which includes shares of common stock held directly and issuable upon conversion of several convertible promissory notes.  The shares beneficially owned by Cascade may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade.

(4)
As reported in an Amendment to Schedule 13D filed with the Commission by Mr. Frederick J. Mancheski and dated December 31, 2007, Mr. Mancheski beneficially owns 1,845,739 shares of Class A Stock. Pursuant to an Exchange and Standstill Agreement between GAMCO and Mr. Mancheski, dated May 31, 2006, Mr. Mancheski agreed, among other things, (i) not to solicit proxies in opposition to Company management; (ii) not to attempt to exercise any control over management or the Company; (iii) to vote his shares in favor of the nominees and positions advocated by the Board of Directors; (iv) subject to certain exceptions, not to acquire any additional shares of the Company or seek to acquire the Company; (v) not to become part of a "group" with any other persons; (vi) not to initiate, propose or submit one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal; (vii) not to seek to call or to request the call of, a special meeting of the Company's shareholders, or make a request for a list of the Company's shareholders; (viii) not to deposit any Class A Stock or other Voting Securities (as defined in the Exchange and Standstill Agreement) in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; and (ix) not to commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, each for a period of ten years.

(5)	As reported in an Amendment to Schedule 13G, dated January 26, 2009. According to this filing, Royce & Associates, LLC has sole voting and sole dispositive power with respect to these shares.

(6)
Of this amount 244,032 are owned directly by Mr. Gabelli and 20,028,500 of these shares are owned by GGCP, Inc. (“GGCP”). Mr. Gabelli disclaims beneficial ownership of the shares owned by GGCP in excess of his ownership interest in GGCP.

(7)
Includes 2,000 shares that may be acquired through the exercise of stock options and includes 5,000 shares which are restricted  as to Mr. Alpert’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(8)	All 5,000 shares are restricted as to the officer’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(9)	All 25,000 shares are restricted as to Mr. Farber’s ability to dispose of these until July 2011 for 7,500 shares and until July 2013 for 17,500 shares.

(10)
Includes 20,000 shares that may be acquired through the exercise of stock options and includes 16,000 shares which are restricted as to Mr. Jamieson’s ability to dispose of these until December 2010 for 4,800 shares and until December 2012 for 11,200 shares.

(11)	Consists solely of shares that may be acquired through the exercise of stock options.

(12)	Includes 60,000 shares that are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of 60,000 shares.

(13)
Includes 2,000 shares which are restricted as to Mr. John Gabelli’s ability to dispose of these until December 2010 for 600 shares and until December 2012 for 1,400 shares, and 7,500 shares that may be acquired through the exercise of stock options.

(14)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time with the exception as follows: in connection with a distribution of Class B Shares made by GGCP to all of its shareholders on a pro-rata basis, there were late Form 4 filings reporting the distribution of B Shares to Bruce Alpert, Mario Gabelli, John Gabelli and Douglas Jamieson; and the grant of 6,000 options to Mr. Avansino was reported on a late Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GGCP, Inc. (“GGCP”) owns a majority of our Class B Stock, representing approximately 95% of the combined voting power and 72% of the outstanding shares of our common stock at December 31, 2008.   Mario J. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP.  In addition three of our directors or executive officers are shareholders of GGCP, namely Bruce N. Alpert, Douglas R. Jamieson, and Elisa M. Wilson.

On May 31, 2006, we entered into an Exchange and Standstill Agreement with Frederick J. Mancheski, a significant shareholder, pursuant to which, among other things, he agreed to exchange his 2,071,635 shares of Class B Stock for an equal number of shares of Class A Stock. Certain shareholders of GGCP, including two of our executive officers and a director, who received shares of Class B Stock in a distribution from GGCP, also agreed to exchange their shares of Class B Stock for an equal number of shares of Class A Stock.  Pursuant to a Registration Rights Agreement that we entered into with Mr. Mancheski, we filed a shelf registration statement that was declared effective by the SEC on September 1, 2006 for the sale by Mr. Mancheski and others, including certain of our officers, employees and a director, of up to 2,486,763 shares of Class A Stock.

For 2008, the Company incurred charges of $299,713 for incremental costs (but not the fixed costs) relating to our use of an airplane in which GGCP owns a fractional interest.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from M4E, LLC, (“M4E”) an entity that is owned by the children of Mario J. Gabelli (“Mario Gabelli” or “Chairman”), including Ms. Wilson. Under the lease for the Building, which expires on April 30, 2023, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For 2008, the rent was $889,570, or $14.83 per square foot, for the period January 1, 2008 through December 31, 2008.  In August of 2008, the lease was extended until 2023, and the rent was increased to $18 per sq. foot for 2009.  As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of compensation received by M4E under the lease.

 We sub-lease approximately 3,300 square feet in the Building to LICT Corporation (“LICT”), a company for which Mario Gabelli serves as Chairman and is deemed to be the controlling shareholder in his role as general partner to MJG IV Limited Partnership (“MJG IV”), the majority shareholder of LICT, which also pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2008 for rent and other expenses under this lease was $117,169.   Concurrent with the extension of the lease on the Building, GAMCO and LICT agreed to extend the term of the sub-lease until December 31, 2023 on the same terms and conditions.  Mario Gabelli is the general partner of MJG IV, and his children, including Ms. Wilson, are the limited partners of MJG IV.  As of July 1, 2008, we also sub-lease approximately 1,600 square feet in the Building to Teton Advisors, Inc. (“Teton”), formerly a 42%-owned subsidiary of GAMCO whose shares were distributed to GAMCO shareholders on March 20, 2009.  Teton pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amounts paid in 2008 to us for rent and other expenses under this lease were $33,456.

In 2008, GAMCO entered into a sublease of its office space in Reno, Nevada to CIBL, Inc. (“CIBL”).   Mario Gabelli is a director of CIBL and deemed to be the controlling shareholder of CIBL through his role as general partner of MJG IV, the majority shareholder of CIBL.  Under the terms of the Reno sublease, GAMCO granted CIBL the right to use such part of GAMCO’s Reno office as GAMCO and CIBL shall from time to time agree.  The sublease grants CIBL the right to use the Reno office until July 31, 2009 with an automatic renewal for one additional calendar year.  For the two months of 2008, the rent for the Reno sublease was  $1,000.

In addition to the sub-lease of space in the Building, we entered into a number of agreements in connection with the Company’s distribution of the shares of Class A and B Common Stock in Teton.  These agreements are as follows: a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement ("Administrative Agreement") and Service Mark and Name License Agreement (the “License Agreement”).  Pursuant to the Administrative Agreement, we provide certain services to Teton including senior executive functions, strategic planning and general corporate management services; mutual fund administration services; treasury services, including insurance and risk management services and administration of benefits; operational and general administrative assistance including office space, office equipment, administrative personnel, payroll, and procurement services as needed; accounting and related financial services, including the services of Jeffrey M. Farber to act as Teton’s Chief Financial Officer; legal, regulatory and compliance advice, including the retention of a Chief Compliance Officer; and human resources functions, including sourcing of permanent and temporary employees as  needed, recordkeeping, performance reviews and terminations.  The License Agreement provides Teton and the funds that it manages the use of certain names and service marks.  Pursuant to the Administrative Agreement and the License Agreement, GAMCO will be compensated by Teton $45,000 per quarter, or $180,000 per year, plus 20 basis points of the net assets managed in the Teton funds for providing mutual fund administration services to these funds.   In 2008, Teton paid $60,000 to GAMCO pursuant to this agreement.   The mutual fund administration services will be provided to Teton for a monthly payment in an amount equal to 20 basis points of the average net assets managed by the funds that Teton advises in such month. We sub-lease space in the Building to Teton as discussed above.

Our Chairman and Gabelli Securities, Inc. (“Gabelli Securities”), a majority owned subsidiary of the Company, serve as co-general partners of Gabelli Associates Fund, LP. Our Chairman receives portfolio manager compensation through an incentive allocation directly from the partnership.  However, in 2008, there was no incentive fee allocation.

GAMCO Asset Management Inc. (“GAMCO Asset Management”), a wholly-owned subsidiary of the Company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc. (“MJG Associates”), which has been wholly-owned by our Chairman since 1990, and to Gabelli Securities with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities and MJG Associates paid GAMCO Asset Management $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2008. Mr. John Gabelli, one of our directors and the brother of our Chairman, is the sole shareholder of an entity that is the general partner of two investment partnerships - Manhattan Partners I, L.P. (“Manhattan I”) and Manhattan Partners II, L.P. (Manhattan II).  Manhattan I and Manhattan II paid GAMCO Asset Management investment advisory fees in the amount of $47,380 for 2008.  In turn, GAMCO Asset Management paid John Gabelli $15,113, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as the relationship manager for both Manhattan I and Manhattan II for 2008.  Manhattan I paid management fees in the amount of $19,518 to the general partners of Gemini Global Partners, L.P.  In addition, an entity that Mr. John Gabelli's wife is the sole shareholder of is the co-general partner of S.W.A.N. Partners, LP (“S.W.A.N.”) which is a separately managed account of GAMCO Asset Management.  S.W.A.N. paid GAMCO Asset Management investment advisory fees in the amount of approximately $36,134 for 2008.  In turn, GAMCO Asset Management paid John Gabelli $3,609, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as relationship manager for S.W.A.N. for 2008.

Gabelli Securities International Limited (“GS International”) was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. A family member of our Chairman owns 55% of GS International, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GS International entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $60,921 and no incentive fee for 2008. In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC (“Gemini”), an entity owned by a son of our Chairman, were engaged by the fund as investment advisors as of July 1, 1999. The fund paid half of the management fees and incentive fees for 2008 in the amounts of $41,710 and $85,028, respectively, to GS International which amounts it in turn paid to Gabelli Securities for services provided. Therefore, for 2008, Gemini received half of the management fee and incentive fee paid by the fund in the amounts of $41,710 and $85,028, respectively.  In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini received half of the management fee paid by the partnership to the general partners in the amount of $87,759 and half of incentive fee earned by the general partners in the amount of $74,024 for 2008.  In December 1999, Gabelli European Partners, Ltd., an offshore investment fund, was incorporated. GS International was engaged as an investment advisor by the fund as of January 1, 2000. For services rendered by Gabelli Securities, GS International paid Gabelli Securities all of the management fees it received for 2008 from the fund in the amount of $8,971.  There was no incentive fee earned in 2008.

We incur expenses for certain professional and administrative services, purchase services from third party providers, such as payroll, transportation, insurance and public relation services, on behalf of GGCP and MJG Associates.  GGCP and MJG Associates reimburse us for these expenses.  The amount reimbursable from GGCP and MJG Associates to us for such expenses for 2008 was approximately $202,452 and $596,237, respectively.  Of these amounts, $52,449 and $0 were owing to the Company at December 31, 2008 by GGCP and MJG Associates, respectively.

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members and none of the sons or daughters of our directors mentioned below resides in the same house as the related director. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino, one of our directors, is employed by one of our subsidiaries in a sales and marketing role and earned in 2008 a base salary of $65,000, a bonus of $15,000, a payment in lieu of health insurance of $4,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $111,067 plus usual and customary benefits. She also received 1,500 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $22,860 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).   A son of Mr. John Gabelli was employed by the Company in a research analyst role and earned in 2008 a salary of $53,333 and a bonus of $3,000.  He also received 1,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $15,240 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  A sister-in-law of Mr. Jamieson, our President and Chief Operating Officer, is employed by one of our subsidiaries in a marketing role and earned in 2008 a base salary of $85,000, a bonus of $10,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $579 plus usual and customary benefits.  She also received 1,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $15,240 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R). A son of our Chairman, who is employed by one of our subsidiaries, earned in 2008 a base salary of $83,333 plus usual and customary benefits.  He also received 8,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $121,920 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R). Our Chairman’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of that subsidiary since 1991 and has been his spouse since 2002, earned in 2008 no base salary and no bonus but did receive usual and customary benefits.  She also received 4,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $60,960 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2008 in accordance with FAS 123(R).  In total, these two family members of our Chairman had Variable Compensation in 2008 in the total amount of $3,613,305.  Ms. Wilson, a director and the daughter of our Chairman, is also a professional staff member of the Company.  Ms. Wilson has been on extended unpaid leave from the Company since January 1, 2004 and therefore received no compensation during 2008.  The spouse of our Controller and Co-Principal Accounting Officer is employed as the Chief Financial Officer and the Interim Chief Executive Officer of LICT, the Chief Financial Officer and the Interim Chief Executive Officer of CIBL, and the Chief Financial Officer of Morgan Group Holding, Inc. (“Morgan”).   In addition to serving as the Chairman of LICT and as a Director of CIBL, our Chairman also serves as the Chairman and Chief Executive Officer of Morgan.

In 2008, we paid certain legal fees incurred for current and former employees.  We expect all to be reimbursed by our insurance carriers.  We received $132,317 in reimbursement from our insurance carriers in 2008, $579,998 in reimbursement from our insurance carriers in January 2009, and expect to recover all or a substantial portion of the remainder of the legal fees paid in 2008 from our insurance carrier during the remainder of 2009.  In 2008, we also received $332,684 in insurance reimbursement from our insurance carriers for similar expenses paid in prior years.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we through our subsidiaries in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock” or entities controlled by such persons for customary fees.

REPORT OF THE AUDIT COMMITTEE

Messrs. Avansino, Bready, McGrath and Prather, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com (under Corporate Information, Corporate Governance). Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2008 financial statements with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm.

We have discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 90, Audit Committee Communications.

We have received from Ernst & Young LLP the written statements required by The Public Company Accounting Oversight Board (the “PCAOB”) Rule 3290, Independence Discussions with Audit Committees, and have discussed with Ernst & Young LLP its independence. Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert S. Prather, Jr. (Chairman)
Raymond C. Avansino, Jr.
Richard L. Bready
Eugene R. McGrath

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 27, 2009, after a competitive proposal process, the Audit Committee GAMCO Investors, Inc. (“GAMCO”) approved the engagement of Deloitte & Touche LLP (“D&T”) as the Company's independent registered public accounting firm for the fiscal year ending December, 31, 2009 and dismissed Ernst & Young, LLP (“EY”) from that role.

The report of EY regarding the Company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to the uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2008 and December 31, 2007, respectively, and in the subsequent interim period through March 27, 2009, there were (i) no disagreements between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S−K.

GAMCO provided EY with a copy of the disclosures it made in its Current Report on Form 8−K (the “Report”) prior to the time the Report was filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2009.  GAMCO requested that EY furnish a letter addressed to the Commission stating whether or not it agreed with the statements made therein.   A copy of EY's letter dated March 31, 2009 was attached as Exhibit 99.1 to the Report..

D&T was engaged on March 27, 2009.  In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T, and concluded that D&T has no commercial relationship with the Company that would impair its independence. During the fiscal years ended December 31, 2008 and December 31, 2007, respectively, and in the subsequent interim period through March 27, 2009, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.

A representative of D&T will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

 EY had been the Company’s independent registered public accounting firm since its inception in 1998. A representative of this firm will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Ernst & Young LLP Fees For 2008 and 2007

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	2008	2007
Audit Fees	$ 2,130,860	$2,181,718
Audit-Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	13,750	-0-

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees for services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls, services provided in connection with other statutory and regulatory filings or engagements, including consents related to SEC filings and securities offerings, and services related to regulatory filings for the spin-off of Teton and  for the registration of GBL shares.

All other fees include fees for services related to IT systems security testing and services.

In addition, EY serves as the auditor and completes tax compliance work of certain of the mutual funds managed by the Company.  The fees are paid by the funds and approved by the independent directors of such funds.  Audit fees, tax fees, and all other fees paid to EY relating to services provided for these funds in 2008 were $603,000, $76,900, and $7,000, respectively.  Audit fees, tax fees, and all other fees paid to EY relating to services provided for these funds in 2007 were $601,800, $69,700, and $24,000, respectively.   The other fees relate to regulatory filings for the launch of a closed-end fund in 2007 and for a shelf registration and rights offering thereon in 2008.

Policies and Procedures for Pre-Approving Audit and Non-Audit Services

The Audit Committee has sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in accordance with our Audit and Non-Audit Services Pre-Approval Policy and will not engage the independent registered public accounting firm to perform non-audit services prohibited by law or regulation. This authority may be delegated to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described under Audit Fees and All Other Fees for 2008 and 2007 were pre-approved in accordance with this policy.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2010 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must deliver such proposals so that they are received at our principal executive offices at One Corporate Center, Rye, New York 10580 by December 24, 2009, in order to be considered for inclusion in next year’s proxy statement and proxy.  For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the Company must receive notice of such proposal by March 6, 2010.

OTHER MATTERS

We know of no other matters to be presented at the meeting other than the election of directors and the ratification of auditors. If other matters are properly presented at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2008.  Requests should be in writing and addressed to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422.

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed "independent," the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (together with its consolidated subsidiaries, “GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders.  In making this determination, the Board shall apply the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of GAMCO will not be deemed independent until three years after the end of such employment relationship.  Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•
A director who received, or whose immediate family member received in any twelve month period over the last three years more than $120,000 in direct compensation from GAMCO will not be deemed independent.  In calculating such compensation, the following will be excluded:

o	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

o	compensation received by a director for former service as an interim Chairman or Chief Executive Officer;

o	compensation received by an immediate family member for service as a non-executive officer employee of GAMCO; and

o	dividend or interest income and bona fide and documented reimbursed business expenses.

•	A director will not be considered independent if:

o	the director is a current partner or employee of a firm that is GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current partner of GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current employee of GAMCO’s internal or external auditor and personally works on GAMCO’s audit; or

o	the director or an immediate family member was within in the last three years a partner or employee of GAMCO’s internal or external auditor and personally worked on GAMCO’s audit within that time.

•
A director who is, or whose immediate family member is, employed as an executive officer of another company where any of GAMCO’s current executive officers serve on that company's compensation committee will not be deemed independent until three years after the end of such service or the employment relationship.

•
 A director who is, a general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, will not be deemed independent.

•
Further to the provision above that applies to goods and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $120,000 (but do not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.

•
A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in GAMCO’s proxy statement.

For purposes of these Guidelines, the terms:

•
"affiliate" means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
"immediate family" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director's business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director's independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as "independent." This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.